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                                                   EXHIBIT 10.06

                     BAY STATE GAS COMPANY



                THREE-YEAR SEVERANCE AGREEMENT



THIS AGREEMENT, dated this      day of                 , 19  ,
made effective as of the date on which a Change in Control (as defined in paragraph 2) occurs, by and between Bay State Gas Company, a Massachusetts corporation, (herein referred to as the
"Company") and                                  having an
address at                                        (the
"Employee").



                 W I T N E S S E T H  T H A T:

WHEREAS, the Employee is an Employee of the Company and an integral part of its management who participates in the decision-making process relative to short- and long-term planning and policy for the Company; and

WHEREAS, the Board of Directors of the Company, at its meeting on January 26, 1989, determined that it would be in the best interests of the Company, its shareholders and the Employee to assure continuity in the management of the Company's administration and operations in the event of a Change in Control by entering into a severance Agreement to retain the services of the Employee.

NOW, THEREFORE, it is hereby agreed by and between the parties hereto as follows:

1. Employment. The Company agrees to continue the Employee in its employ and the Employee agrees to remain in the employ of the Company for the period stated in paragraph 4 hereof and upon the other terms and conditions herein provided.

2. Change in Control. The term, "Change in Control:, shall mean the occurrence of any of the following:

  (a) the Company receives a report on Schedule 13D filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (hereinafter referred to as the "Exchange Act"), disclosing that any person, group, corporation or other entity is the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of the Company;

  (b) any person (as such term is defined in Section 13(d) of the Exchange Act), group, corporation or other entity other than the Company or a wholly-owned subsidiary of the Company, purchases shares pursuant to a tender offer or exchange offer to acquire any common stock of the Company (or securities convertible into common stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the outstanding common stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire common stock);

  (c) the stockholders of the Company approve (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of common stock of the Company would be converted into cash, securities or other property, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or

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  (d)  there shall have been a change in a majority of the
members of the Board of Directors of the Company within a 25-month period unless the election or nomination for election by the Company's stockholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 25-month period.

3. Position and Responsibilities. During the period of employment hereunder, the Employee agrees to serve the Company in an executive capacity. Such service shall involve duties and responsibilities at least equal in importance and scope to those of the Employee's position immediately prior to the effective date of this Agreement, as the Board of Directors, the Chairman of the Board of Directors or Chief Executive Officer or any other executive officer or any other executive officer of the Company to whom the Employee reports may from time-to-time determine. During said period, the Employee also agrees to serve, if elected, as an officer and/or director of any subsidiary or affiliate of the Company.

4.  Term and Duties.

  (a) The period of the Employee's employment under this Agreement shall be deemed to have commenced as of the effective date of this Agreement and shall continue for a period of 36 full calendar months thereafter.

  (b) During the period of employment hereunder and except for illness or incapacity and reasonable vacation periods, the Employee's business time, attention, skill and efforts shall be exclusively devoted to the business and affairs of the Company; provided, however, that nothing in this Agreement shall preclude the Employee from devoting time during reasonable periods required for:

     (i) serving as a director or member of a committee of any company or organization involving no conflict of interest with the Company or any of its subsidiaries or affiliates,

     (ii) delivering lectures and fulfilling speaking engagement, and

     (iii) engaging in charitable and community activities, provided that such activities do not materially affect or interfere with the performance of the Employee's obligations to the Company.

5.  Compensation.

  (a) For all services rendered by the Employee in any capacity during employment under this Agreement, including services as an executive, officer, director or member of any committee of the Company or of any subsidiary of affiliate of the Company, the Company shall pay the Employee a fixed salary at an annual rate not less than the annual rate of salary being paid to Employee immediately prior to the effective date of this Agreement. Such salary shall be subject to such periodic percentage increases after the effective date of this Agreement as the Company pays generally to the Company's senior management employees from time-to-time, and shall be payable in accordance with the customary payroll practices of the Company. Such periodic increases in salary, once granted, shall not be subject to revocation.

  (b) In addition to the salary payable under subsection (a), above, the Company shall also pay to the Employee annual bonuses in an amount at least equal to the amount of the last payment to the Employee under any short-term incentive performance program of the Company or any subsidiary of the Company in effect during the 12-month period prior to the effective date of this Agreement. Nothing in this subsection (b) shall be deemed to require the Company to (i) have or continue an incentive performance program in effect prior to the effective date of this Agreement, or (ii) award to the Employee any bonuses under such program prior to the effective date of this Agreement.

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  (c)  Nothing in this Agreement shall preclude or affect any rights or benefits that may now or hereafter be provided for the Employee or for which the Employee may be or become eligible under any bonus or other form of compensation or employee benefit plan now existing or that may hereafter be adopted or awarded by the Company. Specifically, the Employee shall:

     (i)  participate in the Bay State Gas Company Retirement
Plan and any related excess benefit or supplemental retirement program (hereinafter referred to collectively as the "Retirement
Program");

     (ii) participate in any savings or thrift plan maintained by the Company;

     (iii) participate in any stock option, stock appreciation right, equity incentive or deferred compensation plan maintained by the Company;

     (iv)  participate in the Company's death benefit plans;

     (v)  participate in the Company's disability benefit plans;

     (vi) participate in the Company's medical, dental and health and welfare plans;

     (vii) participate in equivalent successor plans of the Company for which senior management employees are eligible; and

     (viii) be provided with such employee perquisites as may be provided under Company policy to employees with a comparable level of responsibility.

provided, however, that nothing in this Agreement shall preclude the Company from amending or terminating any such plan or program, on the condition that such amendment or termination is applicable to all of the Company's senior management employees generally. For purposes of the foregoing, any plan or program maintained by any subsidiary of the Company which is made available to the senior management of the Company and its subsidiaries taken as a whole, shall be deemed to be a plan or program maintained by the Company.

6. Business Expense. The Company shall pay or reimburse the Employee for all reasonable travel or other expenses incurred in connection with the performance of the Employee's duties under this Agreement in accordance with such procedures as the Company may from time-to-time establish.

7. Additional Benefits. Nothing in this Agreement shall affect the Employee's eligibility to participate in all group health, dental, hospitalization, life, travel or accident or other insurance plans or programs and all other perquisites (including the use of a Company-owned car where applicable), fringe benefit or retirement plans or additional compensation, including termination pay programs, which the Company or any subsidiary of the Company may hereafter, in their sole and absolute discretion, elect to make available to the senior management employees of the Company generally, and the Employee shall be eligible to receive, during the period of employment under this Agreement, all benefits and emoluments for which key employees are eligible under every such plan, program, perquisite or arrangement to the extent permissible under the general terms and provisions thereof.

8. Termination of Employment. Notwithstanding any other provision of this Agreement, the Employee's employment under this Agreement may be terminated:

  (a) by the Company, in the event of the Employee's conviction for the commission of a felony or in the event of Employee's fraud or dishonesty which has resulted or is likely to result in material economic damage to the Company or any of its subsidiaries, as determined in good faith by the Directors of the Company at a meeting of the Board of Directors at which the Employee is provided and opportunity to be heard:

  (b) by either the Company or the Employee, if the Employee accepts employment or a consulting position with another company;

  (c) by the Employee, if he determines in good faith that there has been any (i) material change by the Company of the Employee's functions, duties or responsibilities which change would cause the Employee's position with the Company to become of less dignity, responsibility, importance, prestige or scope from that described in paragraph 3 above, including, without limitation, a diminution in perquisites to which the Employee is currently entitled, such as office size and status and secretarial and clerical staff, (ii) assignment or reassignment by the Company of the Employee to another place of employment more than 50 miles from the Employee's current place of employment, (iii) liquidation, dissolution, consolidation or merger of the Company, or transfer of all or substantially all of its assets, other than a transaction in which a successor corporation or merger of the Company, or transfer of all or substantially all of its assets, other than a transaction in which a successor corporation with a net worth at least equal to that of the Company immediately before such transaction assumes this Agreement and all obligations and undertakings of the Company hereunder, (iv) reduction in the Employee's total compensation or any component thereof, as specified in paragraph 5 above, except as part of a salary reduction program affecting the management employees of the Company and its subsidiaries generally, or (v) notice to the Company, specifying the event relied upon for such termination and given at any time within one year after the occurrence of such event; or

  (d) by the Company upon the Disability or death of the Employee. For purposes of this Agreement, the term "Disability" is defined as the inability of the Employee to engage in his regular occupation for 12 consecutive months and the inability thereafter to engage in any occupation in which the Employee could reasonably expect to engage giving due consideration to Employee's education, training and experience. The Employee must be under the regular medical care of a physician in connection with treatment for Disability.

9.  Payments Upon Termination of Employment.

  (a) In the event of any termination of the Employee's employment hereunder (i) by the Employee pursuant to paragraph 8(c), above, or (ii) by the Company for any reason other than one of those specified in paragraph 8(a), 8(b) or 8(d), above, then, except for Subsection (iv), below, within five business days after any such termination the Company shall pay to the Employee the following amounts, and shall provide the Employee with the following, as liquidated damages or severance pay, or both:

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    (i)  a lump sum cash amount equal to the present value of
the product obtained by multiplying (1) the monthly amount of the salary and bonus provided for in paragraphs 5(a) and 5(b) above, which was being paid by the Company to the Employee at the time of such termination, by (2) 36;

    (ii) a lump sum cash amount equal to the present value of the excess of (1) the aggregate benefit that would have been paid under the Retirement Program described in paragraph 5(c)(i), above, as in effect on the date of this Agreement, if the Employee had continued to be employed and to be entitled to service credit for eligibility and benefit purposes during the 36-month period immediately following such termination, over (2) the aggregate benefit actually payable under the Retirement Program and any successor retirement program of the Company.
For purposes of such calculation, the following assumptions shall apply: (1) that the Employee would continue to be compensated during the 36-month period following termination at an annual rate of compensation equal to that used to calculate the payments provided by paragraph 9(a) above, calculated on the basis of the compensation amount used in the benefit formula under the Retirement Program; (2) that the Employee is fully vested in the benefit payable under the Retirement Program; and
(3) that the aggregate benefit that would have been paid under the Retirement Program is as of either the normal or early retirement date for which the Employee would have qualified, if the Employee were still employed on that date, whichever would produce the highest present value amount payable under this paragraph;

    (iii) a lump sum cash amount equal to the present value of the contributions which would have been made by the Company or any subsidiary of the Company to the Employee's account pursuant to any savings or thrift plan maintained by the Company or any subsidiary of the Company in which the Employee was participating immediately prior to such termination, calculated as if the Employee had continued to be employed and to be entitled to such contributions during the 36-month period immediately following such termination, at a rate of contribution equal to that made by the Company or any subsidiary of the Company during the most recent contribution period preceding such termination; and

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    (iv)  a lump sum cash amount payable within five business
days after the end of the 36-month period and equal to (1) the economic benefit that the Employee is eligible to receive on any outstanding Company stock options, based on assumptions determined by the Stock Option Committee upon advice of an independent financial advisor and (2) the spread on any Company stock option which would have been granted to the Employee during the 36-month period immediately following such termination. For purposes hereof, the following assumptions shall apply: (1) that the Employee continued to be employed during such 36-month period, and (2) that the Employee continued receiving annual grants of options to purchase a number of shares of the Company's common stock equal to the number of shares which the Employee is entitled to purchase under the option or options that the Employee received in the calendar year in which the Employee last received options to purchase Company common stock (assuming such options are exercisable in full), and calculated on the assumption that such options were granted to the Employee at the beginning of each calendar year during such 36-month period at the same time and at the same exercise price as the option to purchase Company common stock which is first granted to any other senior executive of the Company during each such year; provided, however, that if the Employee was granted an option to purchase Company common stock during the calendar year in which is employment terminates and prior to such termination of employment, no additional payments shall be made to him under this paragraph 9(a)(iv) with respect to such calendar year; further provided, that for purposes of this paragraph 9(a)(iv), the spread shall be calculated based on the closing price of the Company's common stock on the last business day of such 36-month period; and further provided, that if such 36-month period does not begin with the month of January or end with the month of December, the payment to the Employee under this paragraph 9(d) with respect to the calendar years in which such 36-month period begins and ends shall be multiplied by a fraction, the numerator of which is the number of months of the 36-month period in such year and the denominator of which is
12. For purposes of this paragraph 9, the term "spread" means the excess, if any, of the closing price on a national stock exchange (or if the stock is no longer traded on a national stock exchange, any regional or over-the-counter exchange on which it is traded) of the Company's stock multiplied by the number of the shares of Company common stock subject to a stock option, over the option exercise price for such option.

Notwithstanding anything to the contrary in the paragraph 9(a)(iv), if as of the applicable calculation date, the Company's common stock is no longer traded on any national, regional or over-the-counter stock exchange, the fair market value of the Company's common stock for purposes of determining the amount of spread shall be the amount agreed to by the Employee and the Company. However, if the Employee and the Company are not able to agree on a fair market value within 10 days after the date payment is due to be made to the Employee under this paragraph 9(a)(iv), the fair market value of a share of the Company's common stock shall be determined by a qualified and independent appraiser selected by the Assistant Regional Director of the American Arbitration Association or his delegate. Such appraiser shall deliver its final report to the Company and the Employee immediately upon completion. The determination of the appraiser shall be final and binding an all parties and shall include interest on such amount computed from the date payment is due at such rate as determined by the arbitrator. Any payment to the Employee under paragraph 9(a)(iv), which was delayed pending such appraisal, shall be made within five business days after the appraiser delivers its report to the Company and the Employee. All fees, costs and expenses associated with such appraisal (including those of the arbitrator) shall be paid by the Company.

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  (b)  For purposes of calculating the lump sum cash payments provided by paragraph 9(a)(i) through (iv), above, present value shall be determined by using a discount factor equal to one percentage point below the Prime Rate, compounded annually. The "Prime Rate" shall be the base rate on corporate loans at large U.S. money center commercial banks as reported in The Wall Street Journal (or, if such rate is no longer published, such other base rate on corporate loans by large money center commercial banks in the United States to their most creditworthy customers as published by any newspaper or periodical of general circulation) as of the date on which termination shall have occurred.

  (c) For a period of 36 months (commencing with the month in which termination shall have occurred), the Employee shall be entitled to all Employee benefits provided for in paragraph 5(c)(iv) through (viii), above, as if the Employee were still employed during such period under this Agreement, with benefits based upon the compensation used to calculate the payments provided by paragraph 9(a) above, and if and to the extent that such benefits shall not be payable or provided under any such plan, the Company shall pay or provide such benefits on an individual basis. The benefits provided for in paragraph 5(c)(viii), above, in accordance with this paragraph 9(c) shall be secondary to any comparable benefits provided by another employer.

  (d) Notwithstanding the termination of the Employee, in the event a Change in Control occurs prior to a vote of the shareholders of the company on the approval of the Bay State Gas Company 1989 Stock Option Plan, as approved by the Board of Directors of the Company on January 26, 1989, then, within five business days of such Change in Control, the Company shall pay to the Employee a lump sum cash amount equal to the economic benefit that the Employee would have been eligible to receive on any Company stock options granted subject to shareholder approval, had the shareholders approved such Plan, based on assumptions determined by the Stock Option Committee upon the advice of an independent financial advisor.

  (e) (i) In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor thereto) or comparable state or local tax or any interest or penalties with respect to such excise tax or comparable state or local tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment"). The Gross-Up Payment shall be equal to the sum of the Excise Tax and all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment.

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    (ii)  If the Employee determines that a Gross-Up Payment is required, the Employee shall so notify the Company in writing, specifying the amount of Gross-Up Payment required and details as to the calculation thereof. The Company shall within 30 days either pay such Gross-Up Payment (net of applicable wage withholding) to the Employee or furnish an unqualified opinion from Independent Tax Counsel (as defined below), addressed to the Employee and the Company, that there is substantial authority (within the meaning of Section 6661 of the Code) for the position that no Gross-Up Payment is required. "Independent Tax Counsel: mean a lawyer with expertise in the area of executive compensation tax law, who shall be selected by the Employee and shall be reasonably acceptable to the Company, and whose fees and disbursements shall be paid by the Company.

  (iii) If the Internal Revenue Service or other tax authority proposes in writing an adjustment to the income tax of the Employee which would result in a Gross-Up Payment, the Employee shall promptly notify the Company in writing and shall refrain for at least thirty days after giving such notice, if so permitted by law, from paying any tax (including interest, penalties and additions to tax) asserted to be payable as a result of such proposed adjustment. Before the expiration of such period, the Company shall either pay the Gross-Up Payment or provide an opinion from Independent Tax Counsel to the Employee and the Company as to whether it is more likely than not that the proposed adjustment would be successfully challenged if the matter were to be litigated. If the opinion provides that a challenge would be more likely than not to be successful if the issue were litigated, and the Company requests in writing that the Employee contest such proposed adjustment, then the Employee shall content the proposed adjustment and shall consult in good faith with the Company with respect to the nature of all action to be taken in furtherance of the contest of such proposed adjustment; provided that the Employee, after such consultation with the Company, shall determine in his sole discretion the nature of all action to be taken to contest such proposed adjustment, including (A) whether any such action shall initially be by way of judicial or administrative proceedings, or both, (B) whether any such proposed adjustment shall be contested by resisting payment thereof or by paying the same and seeking a refund thereof, and (C) if the Employee shall undertake judicial action with respect to such proposed adjustment, the court or other judicial action with respect to such proposed adjustment, the court or other judicial body before which such action shall be commenced and the court or other judicial body to which any appeals should be taken. The Employee agrees to take appropriate appeals of any judicial decision that would require the Company to pay a Gross-Up Payment, provided the Company request in writing that the Employee do so and provides an opinion from Independent Tax Counsel to the Employee and the Company that it is more likely than not to settle, compromise or otherwise terminate a contest with the Internal Revenue Service or other tax authority with respect to all or a portion of the proposed adjustment giving rise to the Gross-Up Payment, if requested by the Company in writing to do so at any time, in which case the Employee shall be entitled to receive from the Company the Gross-Up Payment.
In no event shall the Employee compromise or settle all or any portion of a proposed adjustment which would result in a Gross-Up Payment without the written consent of the Company.

The Employee shall not be required to take or continue any action pursuant to this paragraph 9(d) unless the Company acknowledges its liability under this Agreement in the event that the Internal Revenue Service or other tax authority prevails in the contest. The Company hereby agrees to indemnify the Employee in a manner reasonably satisfactory to the Employee for any fees, expenses, penalties, interest or additions to tax which the Employee may incur as a result of contesting the validity of any Excise Tax and to pay the Employee promptly upon receipt of a written demand therefore all costs and expenses which the Employee may incur in connection with contesting such proposed adjustment (including reasonable fees and disbursements of Independent Tax Counsel); provided, however, that the Company shall not be required to pay any amount necessary to permit the Employee's institution of a claim for refund under this paragraph 9(d)(iii).

If the Employee shall have contested any proposed adjustment as above provided, and for so long as the Employee shall be required under the terms of this paragraph 9(d)(iii) to continue such contest, the Company shall not be required to pay a Gross-Up Payment until there occurs a Final Determination (ad defined below) of the liability of the Employee for the tax and any interest, penalties and additions to tax asserted to be payable as a result of such proposed adjustment. A "Final Determination" shall mean (A) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted, the time for filing such appeal has expired or the Employee has no right under the terms hereof to request an appeal, (B) a closing agreement entered into under Section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding and with the consent of the Employee, or (C) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

  (iv) In the event the Employee receives any refund from the Internal Revenue Service or other tax authority on account of an overpayment of Excise Tax, such amount, together with that part of any Gross-Up Payment attributable to such amount, shall be promptly paid by the Employee to the Company.

10. Source of Payments. All payments provided for in paragraph 5, 6, 7 and 9 shall be paid in cash from the general funds of the Company and its subsidiaries. The Company shall not be required to establish or separate fund or other segregation of assets to assure such payments.

11. Litigation Expenses. In the event of any litigation or other proceeding between the Company and the Employee with respect to the subject matter of this Agreement and the enforcement of rights hereunder, the Company shall reimburse the Employee for all reasonable costs and expenses relating to such litigation or other proceeding as they are incurred, including reasonable attorneys' fees and expenses, regardless of whether such litigation results in any settlement or judgment or order in favor of any party; provided, however, that any claim or action initiated by the Employee relating to this Agreement shall have been made or brought after reasonable inquiry and shall be well-grounded, in fact, and warranted by existing law or a good faith argument for the extension, modification or reversal of existing law, and that is not interposed for any improper purpose, such as to harass or to cause unnecessary delay or needless increase in the cost of litigation.

Notwithstanding any provision of Massachusetts law to the contrary, in no event shall the Employee be required to reimburse the Company for any of the costs and expenses relating to such litigation or other proceeding. The obligation of the Company under this paragraph 11 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Employee, upon the expiration of this Agreement or otherwise).

12. Income Tax Withholding. The Company may withhold from any payments made under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

13. Entire Understanding. This Agreement contains the entire understanding between the Company and the Employee with respect to the subject matter hereof and supersedes any prior employment agreement between the Company and the Employee.

14. Severability. If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect.

15. Consolidation, Merger or Sales of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all of substantially all of its assets to, another corporation with a net worth at least equal to that of the Company and which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term "the Company", as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.

16. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, first class as follows:

  (a)  To the company:

        Bay State Gas Company

        300 Friberg Parkway

        Westborough, Massachusetts 01581-5039



        Attention:  Secretary



  (b)  To the employee:



       at the address set forth

       at the beginning of this Agreement.

or to such other address as either party shall have previously specified in writing to the other.

17. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

18. Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of, the Employee and the Company and their respective permitted successors and assigns.

19. Modification and Waiver. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

20. Headings of No Effect. The paragraph headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

21. Governing Law. This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the choice of law provisions in effect in such State.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has signed this Agreement, all as of the date first above written.

                                BAY STATE GAS COMPANY

                                By:

                                By:

Officers list for Severance Agreement





Officer                 Agreement Date

Joel L. Singer          October 2, 1995

Dwight G. Curley        January 2, 1990

James D. Simpson        December 15, 1993

Stephen J. Curran       June 8, 1990

Phillip W. Kallaugher   October 27, 1993

Roger A. Young          May 5, 1989

Thomas W. Sherman       May 5, 1989

Thomas A. Sacco         May 5, 1989

John F. Doucette        May 5, 1989

James A. Burke          May 5, 1989

John R. Snow            May 5, 1989